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                               EXHIBIT 23.0
[Letterhead]
                                                      March 24, 1995

Board of Directors
Control Data Systems, Inc.

     We consent to incorporation by reference in the registration statements (No. 33-49027, No. 33-49029 and No. 33-49379) on Form S-8 of
Control Data Systems, Inc. of our report dated January 26, 1995, except as to note 9 which is as of February 14, 1995, relating to the consolidated balance sheets of Control Data Systems, Inc. and subsidiaries as of December 31, 1994 and January 1, 1994, and the related consolidated statements of the operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in the 1994 annual report on Form 10-K of Control Data Systems, Inc.

                                   KPMG Peat Marwick LLP

Minneapolis, Minnesota
March 24, 1995